EXHIBIT 99.1

Fastenal Company Reports 2011 Second Quarter Earnings

WINONA, Minn., July 12, 2011 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) reported the results of the quarter ended June 30, 2011. Except for per share information, or as otherwise noted below, dollar amounts are in thousands. Share and per share information in this release has been adjusted to give effect to the two-for-one stock split effected with respect to our common stock effective at the close of business on May 20, 2011.

Net sales, pre-tax earnings, net earnings, and net earnings per share were as follows for the periods ended June 30:

	Six-month period			Three-month period
	2011	2010	Change	2011	2010	Change

Net sales	$ 1,342,313	1,091,955	22.9%	$ 701,730	571,183	22.9%

Pre-tax earnings	$ 278,993	202,794	37.6%	$ 150,182	112,125	33.9%

% of sales	20.8%	18.6%		21.4%	19.6%

Net earnings	$ 173,659	125,201	38.7%	$ 94,112	69,167	36.1%

Basic and diluted net earnings per share	$ 0.59	0.42	40.5%	$ 0.32	0.23	39.1%

During the first six months of 2011, we opened 75 new stores (we opened 45 new stores in the same period of 2010). The 75 new stores represent an increase of 3.0% since December 31, 2010. (We had 2,490 stores on December 31, 2010.) We had 14,563 employees as of June 30, 2011, an increase of 9.6% from the 13,285 employees on December 31, 2010.

COMMENTS REGARDING MONTHLY SALES CHANGES, SEQUENTIAL TRENDS, AND END MARKET PERFORMANCE

Note – Daily sales are defined as the sales for the period divided by the number of business days in the period.

This section focuses on three distinct views of our business – monthly sales changes, sequential trends, and end market performance. The first discussion regarding monthly sales changes provides a good mechanical view of our business based on the age of our stores. The second discussion provides a framework for understanding the sequential trends (that is, comparing a period to the immediately preceding period) in our business. Finally, we believe the third discussion regarding end market performance provides insight into activities with our various types of customers.

MONTHLY SALES CHANGES:

All company sales – During each of the first six months in 2011 and each of the months in 2010 and 2009, all of our selling locations, when combined, had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	18.8%	21.5%	22.8%	23.2%	22.6%	22.5%
2010	2.4%	4.4%	12.1%	18.6%	21.1%	21.1%	24.4%	22.1%	23.5%	22.4%	17.9%	20.9%
2009	-8.5%	-10.5%	-17.4%	-21.0%	-20.7%	-22.5%	-22.9%	-21.4%	-20.8%	-18.7%	-12.0%	-8.6%

The growth in 2010, and into 2011, generally continues the improving trend we saw in the latter half of 2009. The negative growth in 2009 relates to the general economic weakness in the global marketplace. The strengthening Canadian dollar (when compared to the United States dollar) added approximately 0.7 percentage points to our daily sales growth in the first six months of 2011.

Stores opened greater than two years – Our stores opened greater than two years (store sites opened as follows: 2011 group – opened 2009 and earlier, 2010 group – opened 2008 and earlier, and 2009 group – opened 2007 and earlier) represent a consistent 'same-store' view of our business. During each of the first six months in 2011 and each of the months in 2010 and 2009, the stores opened greater than two years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	16.0%	18.4%	19.4%	19.6%	19.2%	19.1%
2010	0.6%	2.3%	9.6%	16.3%	18.5%	18.3%	21.3%	19.2%	19.8%	18.8%	14.1%	16.8%
2009	-11.2%	-13.8%	-20.1%	-24.0%	-23.7%	-25.1%	-25.4%	-24.0%	-23.1%	-20.9%	-13.7%	-10.6%

Stores opened greater than five years – The impact of the economy, over time, is best reflected in the growth performance of our stores opened greater than five years (store sites opened as follows: 2011 group – opened 2006 and earlier, 2010 group – opened 2005 and earlier, and 2009 group – opened 2004 and earlier). This group is more cyclical due to the increased market share these stores enjoy in their local markets. During each of the first six months in 2011 and each of the months in 2010 and 2009, the stores opened greater than five years had daily sales growth rates of (compared to the comparable month in the preceding year):

	Jan.	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.	Nov.	Dec.
2011	15.3%	17.9%	19.2%	19.1%	17.9%	18.2%
2010	-2.1%	-0.5%	7.4%	14.9%	17.3%	16.2%	19.8%	18.2%	18.9%	17.9%	13.2%	16.0%
2009	-12.4%	-14.3%	-21.5%	-25.2%	-25.2%	-26.3%	-26.6%	-24.7%	-24.2%	-21.7%	-15.0%	-12.1%

SEQUENTIAL TRENDS:

We find it helpful to think about the monthly sequential changes in our business using the analogy of climbing a stairway – This stairway has several predictable landings where there is a pause in the sequential gain (i.e. April, July, and October to December), but generally speaking, climbs from January to October. The October landing then establishes the benchmark for the start of the next year.

History has identified these landings in our business cycle. They generally relate to months with impaired business days (certain holidays). The first landing centers on Easter, which alternates between March and April (Easter occurred in April in both 2011 and 2010), the second landing centers on July 4th, and the third landing centers on the approach of winter with its seasonal impact on primarily our construction business and with the Christmas / New Year holidays. The holidays we noted impact the trends because they either move from month-to-month or because they move around during the week.

The table below shows the pattern to our sequential change in our daily sales. The line labeled 'Past' is an historical average of our sequential daily sales change for the period 1998 to 2003. We chose this time frame because it had similar characteristics, a weaker industrial economy in North America, and could serve as a benchmark for a possible trend line. The '2010' and '2011' lines represent our actual sequential daily sales changes. The '10Delta' line is the difference between the 'Past' and '2010'; similarly, the '11Delta' is the difference between the 'Past' and '2011'.

	Jan.(1)	Feb.	Mar.	Apr.	May	June	July	Aug.	Sept.	Oct.
Past	0.9%	3.3%	2.9%	-0.3%	3.4%	2.8%	-2.3%	2.6%	2.6%	-0.7%

2010	2.9%	-0.7%	5.9%	0.6%	4.8%	1.7%	-1.0%	3.5%	4.5%	-1.5%
10Delta	2.0%	-4.0%	3.0%	0.9%	1.4%	-1.1%	1.3%	0.9%	1.9%	-0.8%

2011	-0.2%	1.6%	7.0%	0.9%	4.3%	1.7%
11Delta	-1.1%	-1.7%	4.1%	1.2%	0.9%	-1.1%

(1) The January figures represent the percentage change from the previous October, whereas the remaining figures represent the percentage change from the previous month.

During 2010, and year-to-date in 2011, sales were strong - our business has closely followed the trend line since the fall of 2009. The months of February 2011 and 2010 were both negatively impacted by weather.

A graph of the sequential daily sales change pattern discussed above, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

END MARKET PERFORMANCE:

Fluctuations in end market business –The sequential trends noted above were directly linked to fluctuations in our end markets. To place this in perspective – approximately 50% of our business has historically been with customers engaged in some type of manufacturing. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	15.5%	18.5%
2010	15.7%	29.8%	30.6%	17.7%	22.4%
2009	-16.0%	-25.2%	-22.8%	-10.1%	-18.8%

The 2011 and 2010 growth was more pronounced in our industrial production business (this is business where we supply products that become part of the finished goods produced by our customers) and less pronounced in the maintenance portion of our manufacturing business (this is business where we supply products that maintain the facility or the equipment of our customers engaged in manufacturing). The 2009 contraction was more severe in our industrial production business and less severe in the maintenance portion of our manufacturing business. These patterns continue to reflect the strength noted in the ISM Index. This is the index published by the Institute for Supply Management (http://www.ism.ws/).

Our non-residential construction customers have historically represented 20% to 25% of our business. The daily sales to these customers grew or contracted in the first, second, third, and fourth quarters (when compared to the same quarter in the previous year), and for the year, as follows:

	Q1	Q2	Q3	Q4	Annual

2011	17.7%	15.8%
2010	-14.7%	0.5%	6.3%	10.3%	-0.3%
2009	-6.4%	-19.6%	-25.3%	-24.8%	-19.4%

On a sequential basis, the sales to our manufacturing customers stabilized in May 2009 and then started to demonstrate patterns that resemble historical norms. This reversed the negative trend which began in October 2008. This stabilization and improvement was partially offset by continued deteriorization in our non-residential construction business which weakened dramatically in the first eight months of 2009, and then began to also demonstrate patterns that resemble historical norms.

A graph of the sequential daily sales trends to these two end markets in 2009, 2010, and 2011, starting with a base of '100' in the previous October and ending with the next October, would be as follows:

Manufacturing

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

Non-Residential Construction

130
120
110
100
90
80
70
60
Previous Oct.
Jan.
Feb.
Mar.
Apr.
May
June
July
Aug.
Sept.
Oct.
2009
2010
2011

PATHWAY TO PROFIT AND ITS IMPACT ON OUR BUSINESS:

In April 2007 we disclosed our intention to alter the growth drivers of our business – For most of the preceding ten years, we used store openings as the primary growth driver of our business (our historical rate was approximately 14% new stores each year). As announced in April 2007, we began to add outside sales personnel into existing stores at a faster rate than historical patterns. We funded this sales force expansion with the occupancy savings generated by opening stores at the rate of 7% to 10% per year (see our disclosure below regarding the temporary slowing of our store growth in 2009 and 2010). Our goal was four-fold: (1) to continue growing our business at a similar rate with the new outside sales investment model, (2) to grow the sales of our average store to $125 thousand per month in the five year period from 2007 to 2012, (3) to enhance the profitability of the overall business by capturing the natural expense leverage that has historically occurred in our existing stores as their sales grow, resulting in a growth of our pre-tax earnings to 23% of net sales by 2012, and (4) to improve the performance of our business due to the more efficient use of working capital (primarily inventory) as our average sales volume per store increases. The economic weakness that dramatically worsened in the fall of 2008 and continued into 2009 caused us to alter the 'pathway to profit' beginning in 2009. These changes centered on two aspects (1) temporarily slowing new store openings to a range of 2% to 5% per year, and (2) temporarily stopping headcount additions except for new store openings and for stores that are growing. (See later discussion on future store openings.)

One side benefit of the 'pathway to profit' initiative, described above, is a slow altering of our cost structure to increase the portion of our operating costs that are variable versus fixed. This dramatically improved our ability to manage through the economic environment of the last several years. As discussed in our third quarter 2009 earnings release, we began to stabilize our store headcount in October 2009. (See 'Store Size, Store Count and Full-Time Equivalent (FTE) Headcount' table later in this document.)

The 'pathway to profit' initiative allows us to focus on the three drivers of our business: (1) sales force headcount, (2) store (or unit) growth, and (3) average sales volume per store, which ultimately drive our level of profitability. Our original goal was to hit the $125 thousand per month store average, and grow our pre-tax earnings to 23% of net sales, by 2012. We previously disclosed that we believed the duration of the economic weakness could delay the timing of when we achieve these goals by 24-30 months. However, as described below, we have modified our thinking regarding our pre-tax earnings goals.

During 2010, we modified our thought process around the 'pathway to profit' in two regards: (1) with a structurally lowered cost structure and improved gross margins, we concluded we could hit our profitability target in the 'pathway to profit' initiative with average store sales of $100-$110 thousand per month by 2013 (see evidence of this in our 'Store Size and Profitability' table later in this document) and (2) we decided to hire fewer store-based people and instead added resources focused on specific sales opportunities, such as national accounts personnel and dedicated sales specialists (manufacturing, government, industry focused, and industrial vending solutions). The decision to accelerate the addition of non-store selling resources into the areas of national accounts and dedicated sales specialists reinforces our belief that these areas represent an efficient manner to accelerate sales at existing stores.

Future store openings and increases in automated solutions (industrial vending solutions) – In July 2010, we indicated our intentions to open 80 to 95 new stores during the second half of 2010 (or an annualized rate of 6.8% to 8.0%). During the second half of 2010 we opened 82 stores. For 2011, we previously disclosed our intention to open 150 to 200 new stores, or an annualized rate of 6.0% to 8.0%. In the first six months of 2011, we opened 75 new stores. During each of the first six months of 2011 and 2010, we closed seven stores. We have closed 41 stores in our 40+ year history.

As was discussed at our investor day in May 2011, we have made significant progress in the development of automated solutions (industrial vending) for our customers. We believe these solutions have the potential to be transformative to industrial distribution. Some key statistics regarding this business include the following:

		Q1	Q2	Q3	Q4

Number of vending machines in	2011	1,391	2,103
contracts signed during the period[1]	2010	246	409	419	776
	2009	106	214	194	327

Cumulative machines installed	2011	2,905	4,009
	2010	1,144	1,452	1,803	2,195
	2009	148	312	558	787

Percent of total net sales to	2011	9.2%	10.8%
customers with vending machines[2]	2010	3.8%	5.2%	6.4%	7.7%
	2009	0.7%	1.2%	1.8%	2.5%

Daily sales growth to customers	2011	49.5%	49.8%
with vending machines[3]	2010	29.4%	53.5%	54.9%	59.6%
	2009	Not meaningful, due to start-up phase

[1] This represents the number of machines, not the number of contracts.
[2] The percentage of total sales (vended and traditional) to customers currently using a vending solution.
[3] The growth in total sales (vended and traditional) to customers currently using a vending solution compared to the comparable period in the preceding year.

Store Count and Full-Time Equivalent (FTE) Headcount – The table that follows highlights certain impacts of the 'pathway to profit'. Under the 'pathway to profit' we increased both our store count and our store FTE headcount during 2007 and 2008. However, as indicated earlier, the rate of increase in store locations slowed and our FTE headcount for all types of personnel was reduced when the economy weakened late in 2008. In the two tables that follow, we refer to our 'store' sales, 'store' locations, 'store' personnel and 'store' profitability. When we discuss 'stores' in the first table, we are referring to (1) 'Fastenal' stores and (2) strategic account stores. 'Fastenal' stores are either a 'traditional' store, a format utilized typically in North America, or an 'overseas' store, which is the typical format outside the United States and Canada. This is discussed in greater detail in our 2010 Annual Report. Strategic account stores are stores that are focused on selling to a group of strategic account customers in a limited geographic market. When we discuss in the second table our profitability as the average monthly 'store' sales grow, we are referring to 'traditional' stores. The sales, outside of our 'store' group, relate to either (1) our in-plant locations, (2) our manufacturing business that is sold directly to a customer and not through a store (including our Holo-Krome business acquired in December 2009), or (3) our direct import business.

The breakdown of our sales, the average monthly sales per store, the number of stores at quarter end, the average headcount at our stores during a quarter, the average FTE headcount during a quarter, and the percentage change were as follows for the first quarter of 2007 (the last completed quarter before we began the 'pathway to profit'), for the third quarter of 2008 (our peak quarter before the economy weakened), and for each of the last five quarters:

	Q1 2007	Q3 2008	Q2 2010	Q3 2010	Q4 2010	Q1 2011	Q2 2011

Total net sales reported	$489,157	$625,037	$571,183	$603,750	$573,766	$640,583	$701,730
Less: Non-store sales (approximate)	40,891	57,267	72,725	76,826	68,911	78,021	85,535
Store net sales (approximate)	$448,266	$567,770	$498,458	$526,924	$504,855	$562,562	$616,195
% change since Q1 2007		26.7%	11.2%	17.5%	12.6%	25.5%	37.5%
% change (twelve months)		17.5%	17.3%	21.4%	22.3%	25.2%	23.6%

Percentage of sales through store	92%	91%	87%	87%	88%	88%	88%

Average monthly sales per store (using ending store count)	$72	$82	$69	$72	$68	$74	$80
% change since Q1 2007		13.9%	-4.2%	0.0%	-5.6%	2.8%	11.1%
% change (twelve months)		9.3%	15.0%	16.1%	17.2%	17.5%	15.9%

Store locations - quarter end count	2,073	2,300	2,407	2,453	2,490	2,522	2,558
% change since Q1 2007		11.0%	16.1%	18.3%	20.1%	21.7%	23.4%
% change (twelve months)		7.2%	2.4%	4.3%	5.1%	5.4%	6.3%

Store personnel - absolute headcount	6,849	9,123	8,401	8,643	9,048	9,361	9,775
% change since Q1 2007		33.2%	22.7%	26.2%	32.1%	36.7%	42.7%
% change (twelve months)		17.9%	-3.7%	0.4%	6.2%	11.4%	16.4%

Store personnel - FTE	6,383	8,280	7,118	7,450	7,611	7,839	8,292
Non-store selling personnel - FTE	616	599	591	639	712	779	850
Sub-total of all sales personnel - FTE	6,999	8,879	7,709	8,089	8,323	8,618	9,142

Distribution and manufacturing personnel-FTE [1]	1,962	2,244	1,884	2,007	2,040	2,055	2,210
Administrative personnel-FTE	767	805	707	726	744	760	784
Sub-total of non-sales personnel - FTE	2,729	3,049	2,591	2,733	2,784	2,815	2,994

Total - average FTE headcount	9,728	11,928	10,300	10,822	11,107	11,433	12,136

% change since Q1 2007
Store personnel - FTE		29.7%	11.5%	16.7%	19.2%	22.8%	29.9%
Non-store selling personnel - FTE		-2.8%	-4.1%	3.7%	15.6%	26.5%	38.0%
Sub-total of all sales personnel - FTE		26.9%	10.1%	15.6%	18.9%	23.1%	30.6%

Distribution and manufacturing personnel-FTE [1]		14.4%	-4.0%	2.3%	4.0%	4.7%	12.6%
Administrative personnel-FTE		5.0%	-7.8%	-5.3%	-3.0%	-0.9%	2.2%
Sub-total of non-sales personnel - FTE		11.7%	-5.1%	0.1%	2.0%	3.2%	9.7%

Total - average FTE headcount		22.6%	5.9%	11.2%	14.2%	17.5%	24.8%

% change (twelve months)
Store personnel - FTE		15.2%	-1.2%	5.1%	8.6%	11.9%	16.5%
Non-store selling personnel - FTE		-2.4%	0.3%	9.0%	19.3%	31.1%	43.8%
Sub-total of all sales personnel - FTE		13.8%	-1.1%	5.4%	9.5%	13.4%	18.6%

Distribution and manufacturing personnel-FTE [1]		5.4%	1.5%	13.8%	15.4%	14.2%	17.3%
Administrative personnel - FTE		7.9%	-8.5%	-1.4%	6.1%	7.6%	10.9%
Sub-total of non-sales personnel - FTE		6.0%	-1.4%	9.4%	12.8%	12.3%	15.6%

Total - average FTE headcount		11.7%	-1.2%	6.4%	10.3%	13.2%	17.8%

[1] The distribution and manufacturing headcount was impacted by the addition of 92 employees with the acquisition of Holo-Krome in December 2009.

Store Size and Profitability –The average age, number of stores, and pre-tax earnings data by store size for the second quarter of 2011, 2010, and 2009, respectively, were as follows:

Sales per Month	Average Age (Years)	Number of Stores	Percentage of Stores	Pre-Tax Earnings Percentage
Three months ended June 30, 2011

$0 to $30,000	3.6	338	13.2%	-12.8%
$30,001 to $60,000	7.1	842	32.9%	13.5%
$60,001 to $100,000	9.7	700	27.4%	22.6%
$100,001 to $150,000	11.9	352	13.8%	26.7%
Over $150,000	15.2	243	9.5%	28.3%
Strategic Account/Overseas Store		83	3.2%
Company Total		2,558	100.0%	21.4%

Three months ended June 30, 2010

$0 to $30,000	4.3	421	17.5%	-10.2%
$30,001 to $60,000	6.9	880	36.6%	13.4%
$60,001 to $100,000	9.7	602	25.0%	23.1%
$100,001 to $150,000	11.8	293	12.2%	26.5%
Over $150,000	16.2	143	5.9%	28.3%
Strategic Account/Overseas Store		68	2.8%
Company Total		2,407	100.0%	19.6%

Three months ended June 30, 2009

$0 to $30,000	3.9	565	24.0%	-20.7%
$30,001 to $60,000	6.5	874	37.2%	8.8%
$60,001 to $100,000	9.6	543	23.1%	19.2%
$100,001 to $150,000	12.2	205	8.7%	23.6%
Over $150,000	16.1	105	4.5%	26.4%
Strategic Account/Overseas Store		58	2.5%
Company Total		2,350	100.0%	14.8%

Note – Amounts may not foot due to rounding difference.

Our original intent under the 'pathway to profit' was to increase the sales of our average store to approximately $125,000 per month (see earlier discussion) in order to meet our pre-tax earnings profitability goal of 23%. This would have shifted the store mix emphasis from the first three categories ($0 to $30,000, $30,001 to $60,000, and $60,001 to $100,000) to the last three categories ($60,001 to $100,000, $100,001 to $150,000, and over $150,000), and we believe would have allowed us to leverage our fixed cost and increase our overall productivity. Our goal today is to continue (1) to grow the business and (2) to grow our pre-tax earnings as a percent of net sales. As stated earlier, we now believe, based on the profitability improvements noted in the table above, we can hit our pre-tax earnings percent goal of 23% with average store sales of approximately $100,000-$110,000 per month.

Note – Dollar amounts in this section are presented in whole dollars, not thousands.

STATEMENT OF EARNINGS INFORMATION (percentage of net sales) for the periods ended June 30:

	Six-month period		Three-month period
	2011	2010	2011	2010

Net sales	100.0%	100.0%	100.0%	100.0%
Gross profit	52.1%	51.6%	52.2%	52.1%

Operating and administrative expenses	31.3%	33.1%	30.8%	32.5%
Loss on sale of property and equipment	0.0%	0.0%	0.0%	0.0%
Operating income	20.8%	18.5%	21.4%	19.6%

Interest income	0.0%	0.0%	0.0%	0.0%
Earnings before income taxes	20.8%	18.5%	21.4%	19.6%

Note – Amounts may not foot due to rounding difference.

Gross profit percentage for the first half of 2011 increased from the same period in 2010. Sequentially, the gross profit for the second quarter of 2011 grew from the first quarter of 2011.

The gross profit percentage in the first, second, third and fourth quarters was as follows:

	Q1	Q2	Q3	Q4

2011	52.0%	52.2%
2010	51.1%	52.1%	51.8%	52.0%
2009	52.9%	51.1%	50.0%	49.9%

The fluctuations in our gross profit percentages are typically driven by: (1) transactional gross profit, (2) organizational gross profit, and (3) vendor incentive gross profit. The transactional gross profit represents the gross profit realized due to the day-to-day fluctuations in customer pricing relative to product and freight costs. This component was negatively influenced by the competitive landscape in 2009 which depressed the prices we could charge for our products. This component has generally improved since August 2009, except for customer mix which is discussed later. The organizational gross profit represents the component of gross profit we attribute to buying scale and efficiency gains. This component was negatively influenced by deflationary impacts in 2009 as we were selling inventory sourced at peak costs late in 2008. This component was magnified in 2009 due to the nature of our inventory turns and the dramatic decrease in sales activity during much of the year. However, this component improved in 2010, and in the first half of 2011, when compared to the fourth quarter of 2009. The third component relates to vendor volume allowances. The gross profit dollars associated with this component dropped dramatically in the second half of 2009. However, this component improved in 2010, and in the first half of 2011, when compared to the fourth quarter of 2009.

The slight decrease in the gross profit percentage, from the second quarter of 2010 to the third and fourth quarters of 2010 and the first quarter of 2011, was primarily caused by the strong growth of our industrial production business, which resulted in a change in our overall business mix. The industrial production business has a lower gross margin; therefore, the change in mix pulled our gross margin percentage down. However, since the operating expenses of our industrial production business are lower, operating income produced by that business is similar to our overall business. The increase from the first quarter of 2011 to the second quarter was primarily due to improvements in organizational gross profit and in vendor volume allowances. As we indicated in our second quarter 2010 earnings release, vendor volume allowances largely recovered during the second quarter of 2010 to the levels in place in 2008 and in early 2009 due to the reset of vendor allowance programs which tend to be calendar based. Generally speaking, the decline in the gross margin percentage from 2008 to 2009 was evenly split between a deterioration in the three components discussed earlier. The improvement from 2009 to 2010 was primarily related to improvements in vendor incentive gross profit (about half of the improvement), with the balance evenly split between improvements in organizational gross profit and transactional gross profit. This improvement split is also true in the first half of 2011 when compared to the first half of 2010.

Operating and administrative expenses improved relative to sales in the second quarter of 2011 versus the second quarter of 2010.

Historically, 65% to 70% of our operating and administrative expenses consist of employee related costs. The components are: (1) payroll (which includes cash compensation, stock option expense, and profit sharing), (2) health care, (3) education, and (4) social taxes. During 2009, these components had reduced to a range between 60% and 65% due to the factors noted below. During the first half of 2011 and during 2010, this range moved back to the historical level.

The two largest components of employee related costs grew/contracted as follows for the periods ended June 30:

	Six-month period		Three-month period
	2011	2010	2011	2010

Payroll cost	25.2%	5.4%	21.7%	15.3%
Health care cost	4.3%	7.9%	16.4%	-5.1%

The two largest components of operating and administrative expenses, outside of the employee related costs, grew/contracted as follows for the periods ended June 30:

	Six-month period		Three-month period
	2011	2010	2011	2010

Occupancy	6.5%	0.8%	5.1%	3.6%
Selling transportation	19.8%	0.3%	27.1%	-6.6%

The increase in payroll costs during the first half of 2011 and 2010 noted above was greater than the change in full-time equivalent headcount noted earlier in this document. This was driven by several factors: (1) sales commissions earned grew (this increase is amplified by sales growth and gross margin fluctuations, both of which have a meaningful impact on the commissions earned), (2) total bonuses earned increased due to our profit growth, (3) hours worked per employee grew, and (4) our profit sharing contribution grew.

Our health care costs in the first half of 2011 increased from the same period in 2010. Our health care costs in the second quarter of 2010 decreased from the unusual peak in the same period of 2009. Health care costs in 2009, and the first quarter of 2010, increased dramatically due to the increase in the percentage of employees opting for expanded coverage as their spouses lost their insurance coverage at other employers, increases in COBRA costs due to changes in federal funding within COBRA, and an increase in health care utilization when compared to previous years.

The two largest components of the remaining costs within our operating and administrative expenses include occupancy and selling transportation. Occupancy expenses for the second quarter of 2011 increased from the second quarter of 2010 and decreased from the first quarter of 2011. Approximately 50% of the increase from the second quarter of 2010 to the second quarter of 2011 was caused by increases in utility costs, while the decrease from the first quarter of 2011 to the second quarter was due to the seasonal savings associated with the end of winter. The selling transportation costs consist primarily of our store fleet as most of the distribution fleet costs are included in cost of sales. Selling transportation costs included in operating and administrative expenses increased from the second quarter of 2010 to the second quarter of 2011, a sharp contrast to the prior year trend. Most of the components of selling transportation costs stayed relatively flat or improved nominally in 2011 and improved meaningfully in 2010; however, the fuel component increased in both periods relative to the prior year.

The last several years have seen meaningful swings in the cost of diesel fuel and gasoline – During the first and second quarters of 2011, our total vehicle fuel costs were approximately $8.6 and $10.5 million, respectively. During the first, second, third, and fourth quarters of 2010, our total vehicle fuel costs were approximately $6.4 million, $6.8 million, $6.6 million, and $7.1 million, respectively. The changes resulted from variations in fuel costs, variations in the service levels provided to our stores from our distribution centers, and changes in the number of vehicles at our store locations. These fuel costs include the fuel utilized in our distribution vehicles (semi-tractors, straight trucks, and sprinter trucks) which is recorded in cost of goods and the fuel utilized in our store delivery vehicles which is included in operating and administrative expenses (the split in the last several years has been approximately 50:50 between distribution and store use).

The average per gallon fuel costs (in actual dollars) and the percentage change (on a year-over-year basis) for the last three years was as follows:

Per gallon average price	Q1	Q2	Q3	Q4

2011 price
Diesel fuel	$3.60	4.04
Gasoline	$3.22	3.78

2010 price
Diesel fuel	$2.89	3.06	2.96	3.14
Gasoline	$2.68	2.80	2.71	2.84

2009 price
Diesel fuel	$2.19	2.29	2.61	2.70
Gasoline	$1.86	2.25	2.55	2.54

Per gallon price change	Q1	Q2	Q3	Q4

2011 change
Diesel fuel	24.6%	32.0%
Gasoline	20.1%	35.0%

2010 change
Diesel fuel	32.0%	33.6%	13.4%	16.3%
Gasoline	44.1%	24.4%	6.3%	11.8%

Income taxes – Incomes taxes, as a percentage of earnings before income taxes, were approximately 37.3% and 38.3% for the second quarter of 2011 and 2010, respectively. As our international business and profits grow over time, the lower income tax rates in those jurisdictions have begun to lower our effective tax rate. Absent any discrete events, we currently estimate an effective income tax rate of 37.9% for the second half of 2011.

WORKING CAPITAL:

The year-over-year comparison and the related dollar and percentage changes related to accounts receivable and inventories were as follows:

	Balance at June 30:			Twelve Month Dollar Change		Twelve Month Percentage Change
	2011	2010	2009	2011	2010	2011	2010
Accounts receivable, net	$ 357,195	280,823	228,257	76,372	52,566	27.2%	23.0%
Inventories	608,657	522,214	519,119	86,443	3,095	16.6%	0.6%

Sales in last two months	479,164	381,978	315,420	97,186	66,558	25.4%	21.1%

The growth in accounts receivable noted above is driven by our sales growth in the final two months of the period. The strong growth internationally in recent years and with large customer accounts has caused accounts receivable to grow slightly faster than sales. Our accounts receivable collections were also negatively impacted by a postal strike in Canada during the second quarter of 2011. Many of our customer payments in the United States and Canada are received through the mail.

Our growth in inventory balances over time does not have as direct a relationship to our monthly sales patterns as does our growth in accounts receivable. This is impacted by other aspects of our business. For example, the dramatic economic slowdown in late 2008 and early 2009 caused our inventory to spike. This occurred because the lead time for inventory procurement is typically longer than the visibility we have into future monthly sales patterns. Over the last decade, we increased our relative inventory levels due to the following: (1) new store openings, (2) expanded stocking breadth at individual stores, (3) expanded stocking breadth at our distributions centers (for example, our master stocking hub in Indianapolis expanded its product breadth over six fold from 2006 to 2011), (4) expanded direct sourcing, (5) expanded private label brands, and, more recently, (6) expanded vending solutions. We believe these were excellent investments for our business. These investments have, and we believe will continue to, leverage our sales growth.

The discussion above covers inventory from a longer perspective; in more recent quarters, our expanding inventories are related to (1) our expanding sales growth trends (with emphasis on our large account business – both OEM and MRO), (2) our confidence in their sustainability, (3) an increase in the rate of store openings, (4) international expansion, and in recent months, (5) some inflation. However, this expansion has been at a rate less than sales growth which has allowed us to improve our inventory utilization.

BALANCE SHEET AND CASH FLOW:

Our balance sheet continues to be very strong and our operations have good cash generating characteristics. During the second quarter of 2011, we generated $26,993 (or 28.7% of net earnings) of operating cash flow; year-to-date, we generated $101,277 (or 58.3% of net earnings) of operating cash flow. Our first quarter typically has stronger cash flow characteristics due to the timing of tax payments; this benefit reverses itself in the second, third, and fourth quarters as income tax payments go out in April, June, September, and December. The remaining amounts of cash flow from operating activities are largely linked to the pure dynamics of a distribution business and its strong correlation to working capital as discussed above.

The strong free cash flow (operating cash flow less net capital expenditures) during 2010 and 2011 allowed us to increase our first dividend payment (declared in January 2011 and paid in February 2011) by 25.0% (from $0.20 per share in 2010 to $0.25 per share in 2011). In addition, we declared the first 'second quarter' dividend in our history (declared on April 11, 2011, with a payment date of April 28, 2011); this dividend was $0.13 per share. In July 2011, our board of directors declared our third quarter dividend of $0.13 per share (declared on July 11, 2011, with a payment date of August 22, 2011).

STOCK REPURCHASE:

In July 2009, we announced our board of directors had authorized purchases by us of up to 4,000,000 shares of our common stock. This authorization replaced any unused authorization previously approved by our board of directors. During 2009, we purchased 2,200,000 shares of our outstanding stock at an average price of approximately $18.69 per share. These purchases occurred in the fourth quarter of 2009. We did not purchase any stock in 2010 or in the first half of 2011. We have remaining authority to purchase up to 1,800,000 shares.

CONFERENCE CALL TO DISCUSS QUARTERLY EARNINGS:

As we previously disclosed, we will host a conference call today to review the quarterly results, as well as current operations. This conference call will be broadcast live over the Internet at 9:00 a.m., central time. To access the webcast, please go to the Fastenal Company Investor Relations Website at http://investor.fastenal.com/events.cfm.

The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432

ADDITIONAL INFORMATION:

This press release contains statements that are not historical in nature and that are intended to be, and are hereby identified as, "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including statements regarding (1) the goals of our long‑term growth strategy, 'pathway to profit', including anticipated decreases in the rate of new store openings from our historic rate prior to implementation of the strategy, planned additions to our sales personnel, the expected funding of such additions out of cost savings resulting from the slowing of the rate of new store openings, the growth in average store sales expected to result from that strategy and from our recent decision to add resources focused on specific sales opportunities and the expected timeline for achieving that growth, the leverage, working capital and productivity improvements expected to result from the strategy, and the growth in profitability expected to result from the strategy and the expected timeline for achieving that growth (including our belief that we can achieve targeted profitability due to a structural lowering of our costs even if our average store sales do not grow as expected), (2) the expected rate of new store openings, (3) our belief in the transformative nature of automated solutions (industrial vending), (4) our estimated effective tax rate for the second half of 2011, (5) the sales growth leverage expected to result from our inventory investments, and (6) our expectations regarding sales growth and our confidence in the sustainability of that growth. The following factors are among those that could cause our actual results to differ materially from those predicted in such forward looking statements: (1) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, changes in the expected rate of new store openings, difficulties in successfully attracting and retaining additional qualified sales personnel, an inability to realize anticipated savings from lowering our cost structure, and difficulties in changing our sales process could adversely impact our ability to achieve the goals of our 'pathway to profit' initiative and the expected time frame for achieving those goals, (2) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries, a change from that projected in the number of North American markets able to support stores, or an inability to recruit and retain qualified employees could cause the rate of new store openings to change from that expected, (3) a weaker level of industry acceptance or adoption of the vending technology from what we are currently experiencing could cause the automated solutions to be less transformative than expected, (4) a change in the geographic source of our income or a change in tax legislation could cause our effective tax rate for the rest of 2011 to differ from current expectations, (5) a decision to stock a greater amount of safety stock (extra units of inventory carried as protection against possible stockouts) or to expand product offerings in the various geographic areas in which we operate could cause sales growth leverage to result from our inventory investments not to occur, and (6) a downturn or continued weakness in the economy or in the manufacturing or commercial construction industries could affect our ability to sustain our sales growth.  We assume no obligation to update any forward looking statement or any discussion of risks and uncertainties related to such forward looking statements. A discussion of other risks and uncertainties which could cause our operating results to vary from anticipated results or which could materially adversely effect our business, financial condition, or operating results is included in our 2010 annual report on Form 10-K under the sections captioned Certain Risks and Uncertainties and Item 1A – Risk Factors. FAST-E

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Balance Sheets
(Amounts in thousands except share information)

Assets	(Unaudited) June 30, 2011	December 31, 2010

Current assets:
Cash and cash equivalents	$ 89,409	143,693
Marketable securities	26,243	26,067
Trade accounts receivable, net of allowance for doubtful accounts of $4,712 and $4,761, respectively	357,195	270,133
Inventories	608,657	557,369
Deferred income tax assets	17,413	17,897
Other current assets	72,898	70,539
Total current assets	1,171,815	1,085,698

Marketable securities	0	5,152
Property and equipment, less accumulated depreciation	396,461	363,419
Other assets, net	13,595	14,014

Total assets	$ 1,581,871	1,468,283

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$ 83,120	60,474
Accrued expenses	100,428	96,412
Income taxes payable	20,846	5,299
Total current liabilities	204,394	162,185

Deferred income tax liabilities	23,306	23,586

Stockholders' equity:
Preferred stock, 5,000,000 shares authorized	0	0
Common stock, 400,000,000 shares authorized, 295,099,324 and 294,861,424 shares issued and outstanding, respectively	2,951	2,948
Additional paid-in capital	10,039	2,889
Retained earnings	1,319,795	1,258,183
Accumulated other comprehensive income	21,386	18,492
Total stockholders' equity	1,354,171	1,282,512

Total liabilities and stockholders' equity	$ 1,581,871	1,468,283

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Earnings
(Amounts in thousands except earnings per share)

	(Unaudited) Six months ended June 30,		(Unaudited) Three months ended June 30,
	2011	2010	2011	2010

Net sales	$ 1,342,313	1,091,955	701,730	571,183

Cost of sales	642,700	528,384	335,497	273,525
Gross profit	699,613	563,571	366,233	297,658

Operating and administrative expenses	420,560	361,193	215,868	185,783
Loss on sale of property and equipment	284	106	259	39
Operating income	278,769	202,272	150,106	111,836

Interest income	224	522	76	289

Earnings before income taxes	278,993	202,794	150,182	112,125

Income tax expense	105,334	77,593	56,070	42,958

Net earnings	$ 173,659	125,201	94,112	69,167

Basic net earnings per share	$ 0.59	0.42	0.32	0.23

Diluted net earnings per share	$ 0.59	0.42	0.32	0.23

Basic weighted average shares outstanding	294,918	294,861	294,974	294,861

Diluted weighted average shares outstanding	295,690	295,020	295,916	295,159

FASTENAL COMPANY AND SUBSIDIARIES

Consolidated Statements of Cash Flows
(Amounts in thousands)

	(Unaudited) Six months ended June 30,
	2011	2010

Cash flows from operating activities:
Net earnings	$ 173,659	125,201
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of property and equipment	21,363	20,404
Loss on sale of property and equipment	284	106
Bad debt expense	4,258	3,370
Deferred income taxes	204	(2,025)
Stock based compensation	1,800	2,000
Amortization of non-compete agreements	297	34
Changes in operating assets and liabilities:
Trade accounts receivable	(91,320)	(70,024)
Inventories	(51,288)	(13,809)
Other current assets	(2,359)	(3,871)
Accounts payable	22,646	17,945
Accrued expenses	4,016	19,769
Income taxes	15,547	20,598
Other	2,170	(171)
Net cash provided by operating activities	101,277	119,527

Cash flows from investing activities:
Purchase of property and equipment	(56,324)	(32,211)
Proceeds from sale of property and equipment	1,635	2,240
Net decrease in marketable securities	4,976	977
Net decrease in other assets	122	11
Net cash used in investing activities	(49,591)	(28,983)

Cash flows from financing activities:
Proceeds from exercise of stock options	5,353	0
Payment of dividends	(112,047)	(58,972)
Net cash used in financing activities	(106,694)	(58,972)

Effect of exchange rate changes on cash	724	(32)

Net (decrease) increase in cash and cash equivalents	(54,284)	31,540

Cash and cash equivalents at beginning of period	143,693	164,852
Cash and cash equivalents at end of period	$ 89,409	196,392

Supplemental disclosure of cash flow information:
Cash paid during each period for income taxes	$ 89,583	59,020
CONTACT: Sheryl Lisowski, Controller
         507.453.8550